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                                                                 EXHIBIT 11.1
              SOUTHWESTERN LIFE CORPORATION AND SUBSIDIARIES
          COMPUTATION OF EARNINGS (LOSS) PER SHARE OF COMMON STOCK
           ON AVERAGE SHARES OUTSTANDING AND FULLY DILUTED BASES
               (Dollars in Thousands, Except Per Share Data)

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
                                                            YEAR ENDED DECEMBER 31,
                                                         ------------------------------
                                                         1994           1993          1992
                                                         ----           ----          ----
                                                                  (IN THOUSANDS)
Computation for statements of earnings:
  Operating earnings (loss)...........................   $ (337,440)  $  211,924    $    50,855
  Less dividends on preferred stock...................      (13,658)     (28,784)       (30,800)
                                                         ----------   ----------    -----------
  Operating earnings (loss) applicable to common
   stock..............................................     (351,098)     183,140         20,055
  Cumulative effect of changes in accounting methods..                    (6,734)
  Extraordinary losses................................                    (1,919)        (4,342)
                                                         ----------   ----------    -----------
  Net earnings (loss) applicable to common stock......   $ (351,098)  $  174,487    $    15,713
                                                         ==========   ==========    ===========
  Weighted average common shares outstanding..........   47,556,187   47,915,551     48,139,870
                                                         ==========   ==========    ===========
  Primary earnings (loss) per common share:
    Operating earnings................................       $(7.38)       $3.82           $.42
    Cumulative effect of changes in accounting methods                      (.14)
    Extraordinary losses..............................                      (.04)          (.09)
                                                             ------        -----           ----
      Net earnings....................................       $(7.38)       $3.64           $.33
                                                             ======        =====           ====
Additional computations (A):
  Weighted average common shares outstanding..........   47,556,187   47,915,551     48,139,870
  Incremental common shares applicable to common stock
    options based on the common stock daily average
    market price during the year......................      540,933      762,500        315,504
                                                         ----------   ----------    -----------
  Weighted average common shares, as adjusted.........   48,097,120   48,678,051     48,455,374
                                                         ==========   ==========    ===========
  Weighted average common shares outstanding..........   47,556,187   47,915,551     48,139,870
  Incremental common shares applicable to common stock
    options based on the more dilutive of the common
    stock ending or daily average market price during
    the year..........................................      540,841      767,975        315,504
  Assumed conversion of convertible preferred shares      6,153,755    7,867,451      7,867,527
                                                         ----------   ----------    -----------
  Weighted average common shares, assuming full
    dilution..........................................   54,250,783   56,550,977     56,322,901
                                                         =========    ==========    ===========
  Net earnings (loss) applicable to common stock
   assuming conversion of convertible preferred stock.   $(337,440)   $  191,157    $    32,383
                                                         ==========   ==========    ===========
  Earnings (loss) per common share:
    Primary, including common stock equivalents:
      Operating earnings (loss).......................      $(7.30)        $3.77           $.41
      Cumulative effect of changes in accounting
        methods.......................................                      (.14)
      Extraordinary losses............................                      (.04)          (.09)
                                                            ------         -----           ----
        Net earnings (loss)...........................      $(7.30)        $3.59           $.32
                                                            ======         =====           ====

    Fully diluted assuming conversion of all
     applicable securities:
      Operating earnings..............................      $(6.22)        $3.53          $.65
      Cumulative effect of changes in accounting
        methods.......................................                      (.12)
      Extraordinary losses............................                      (.03)         (.08)
                                                            ------         -----          ----
        Net earnings..................................      $(6.22)        $3.38          $.57
                                                            ======         =====          ====

--------------
  (A) These calculations are submitted in accordance with Securities
Exchange Act of 1934 Release No. 9083, although not required in certain periods by footnote 2 to paragraph 14 of Accounting Principles Board Opinion No. 15 because they result in dilution of less than 3%. Fully diluted earnings in 1994 and 1992 are considered "antidilutive" because they result in per share earnings that exceed per share earnings as determined on the primary basis. Fully diluted earnings per share in 1994 and 1992 as reflected in the consolidated statement of earnings were determined based on primary earnings per share calculations as a result of such antidilution.
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